SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): January 1, 2015

ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation) Lilly Corporate Center Indianapolis, Indiana (Address of Principal Executive Offices)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.) 46285 (Zip Code)

Registrant's telephone number, including area code: (317) 276-2000

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.
On January 1, 2015, Eli Lilly and Company ("Lilly") completed the acquisition of the animal health business (the "Business") of Novartis AG ("Novartis") pursuant to the Stock and Asset Purchase Agreement ("Purchase Agreement") entered into on April 22, 2014, including all of the shares and other equity interests of certain Novartis subsidiaries and all of the assets of other Novartis subsidiaries that are exclusively related to the Business. A copy of the Purchase Agreement was filed by Lilly as an exhibit to its Form 10-Q report to the Securities and Exchange Commission for the quarter ended June 30, 2014.

The Business consists of the research and development, manufacture, marketing, sale and distribution of veterinary products to prevent and treat diseases in pets, farm animals, and farmed fish. The Business has a presence in approximately 40 countries and includes nine manufacturing sites and six dedicated research and development facilities. As a condition to clearance of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act, following the closing of the acquisition of the Business, Lilly divested certain Novartis animal health assets in the U.S. relating to the Sentinel® canine parasiticide franchise to Virbac Corporation.

Under the terms of the Purchase Agreement, Lilly acquired the Business in an all-cash transaction of $5.35 billion, subject to working capital and other adjustments. There is no material relationship between Lilly and Novartis other than in respect of the Purchase Agreement.

Sentinel® is a registered trademark of Virbac Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
ELI LILLY AND COMPANY
(Registrant)

By:        /s/ James B. Lootens
Name:    James B. Lootens
Title:     Secretary and Deputy
General Counsel

Dated: January 7, 2015